EXHIBIT 11

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTHS ENDED NOVEMBER 1, 1997


                                                                        Fully
                                                           Primary     Diluted
                                                         ----------  ----------

Net income                                               $1,256,987  $1,256,987
                                                         ==========  ==========


Reconciliation of weighted
average number of shares
outstanding to amount used
in earnings per share computation:



Weighted average number
     of shares outstanding                                7,439,410   7,439,410

Add - shares issuable from assumed
      exercise of options under the
      Treasury Stock method                               1,170,574   1,170,574
                                                         ----------  ----------

Weighted average number of shares
      outstanding as adjusted                             8,609,984   8,609,984
                                                         ==========  ==========


Net income per common share                              $      .15  $      .15
                                                         ==========  ==========

The Company utilized the Treasury Stock method for computing net income per common share.